Exhibit 99.2

Harrow Health Announces Closing of $50 Million Offering of Senior Notes Due 2026

NASHVILLE, Tenn., April 20, 2021 – Harrow Health, Inc. (NASDAQ: HROW) (“Harrow Health” or the “Company”), an ophthalmic-focused healthcare company, today announced the closing of its underwritten registered public offering of $50 million aggregate principal amount of 8.625% senior notes due 2026 (the “Notes”). The Company has granted the underwriters a 30-day option to purchase an additional $5.0 million aggregate principal amount of Notes in connection with the offering.

Harrow Health and this issuance of notes both received a rating of “BB” from Egan-Jones Ratings Company, an independent, unaffiliated rating agency. The Notes are expected to begin trading on Nasdaq under the symbol “HROWL” following the closing date of this offering.

The offering resulted in net proceeds of approximately $48.0 million after deducting underwriting discounts and commission, but before expenses. The Company expects to use the net proceeds of the offering to repay outstanding borrowings of approximately $15.5 million under the Company’s term loan and security agreement with SWK Funding LLC, a subsidiary of SWK Holdings Corporation, and its partners, with the remaining net proceeds available for general corporate purposes, including funding future strategic product acquisitions and related investments, making capital expenditures and funding working capital.

B. Riley Securities, National Securities Corporation, Ladenburg Thalmann and William Blair are acting as book-running managers for this offering. Aegis Capital Corp., Boenning & Scattergood and Maxim Group LLC are acting as co-managers.

Waller Lansden Dortch & Davis, LLP acted as legal counsel to the Company. Duane Morris LLP acted as legal counsel to the underwriters.

The Notes were offered under the Company’s shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission (“SEC”) on July 13, 2020. The offering of the Notes was made only by means of a prospectus supplement and accompanying base prospectus, each of which was previously filed with the SEC.

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Copies of the prospectus supplement and the accompanying base prospectus may be obtained on the SEC’s website at www.sec.gov, or by contacting B. Riley Securities by phone at (703) 312-9580, or by emailing prospectuses@brileyfin.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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HROW Announces Closing of $50 Million Senior Notes Due 2026

April 20, 2021

About Harrow Health

Harrow Health, Inc. (NASDAQ: HROW) is an ophthalmic-focused healthcare company. The Company owns ImprimisRx, the nation’s leading ophthalmology outsourcing and pharmaceutical compounding business, and Visionology, a direct-to-consumer eye care subsidiary focused on chronic eye disease. Harrow Health also holds large equity positions in Eton Pharmaceuticals, Surface Ophthalmics and Melt Pharmaceuticals, all of which started as Harrow Health subsidiaries. Harrow Health also owns royalty rights in four clinical stage drug candidates being developed by Surface Ophthalmics and Melt Pharmaceuticals. For more information about Harrow Health, please visit the Investors section of the corporate website, harrowinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Such forward looking statements include, but are not limited to, statements regarding the terms and conditions and timing of the senior notes offering and the intended use of proceeds. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Additional risks and uncertainties are more fully described in Harrow Health’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020. Such documents may be read free of charge on the SEC's web site at www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Harrow Health undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

Jamie Webb, Director of Communications and Investor Relations

jwebb@harrowinc.com

615-733-4737

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